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                                                                     Exhibit 4.8
                            Micron Technology, Inc.
                              MQD Stock Bonus Plan


     In connection with the merger of Micron Quantum Devices, Inc. ("MQD") into Micron Technology, Inc. ("MTI") on February 18, 1998 (the "Merger"), the Board of Directors of MTI (the "Board") approved a $3.75 million Flash Product Group Incentive Program for key employees of MQD. As part of that program, the Board agreed to issue 55% of the aggregate program amount in the form of MTI Common Stock. This "MQD Stock Bonus Plan" (the "Plan") sets forth the guidelines for issuing such stock.

     1. The purpose of the Plan is to retain key personnel from MQD and thereby promote the success of MTI.

     2. 70,645 shares of MTI Common Stock, $0.10 par value, are reserved for issuance under this Plan. The number of shares reserved for issuance under this Plan, as well as the number of shares which may be earned by each Eligible Employee, shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend or similar transaction in which there is an increase or decrease in the number of issued shares of MTI Common Stock without receipt of consideration by MTI.

     3. Certain individuals who have been identified by the Board and who were employees of MQD prior to the Merger and are currently employees of MTI are eligible to participate in this Plan. These employees are collectively referred to herein as the "Eligible Employees."

     4. Stock awards pursuant to the Plan are contingent upon the achievement of various milestone goals established by the Vice President of Flash Memory Products and the Chief Executive Officer of MTI. Such milestones and the pay-out dates related thereto, as well as the specific terms of each award made pursuant to this Plan shall be delivered to each Eligible Employee in the form of a memo from the Vice President of Flash Memory Products of MTI.

     5. Eligible Employees must be employed by MTI on an actual pay-out date to receive shares granted pursuant to the Plan. In the event that an eligible employee is not employed by MTI on a pay-out date, the shares to which he or she was otherwise entitled to may be reallocated by Vice President of Flash Memory Products and the Chief Executive Officer of MTI to the other Eligible Employees as the Board shall determine in its absolute discretion.

     6. Until the shares of MTI Common Stock are issued to an Eligible Employee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such shares. Once shares of MTI Common Stock are issued to an Eligible Employee, he or she shall have all the rights of a shareholder of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of such issuance, except as provided in
          Section 2 above.
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     7.   In the event of a merger of MTI with or into another corporation, or the sale of substantially all of MTI's assets, each Eligible Employee's rights to acquire shares of MTI Common Stock hereunder shall be assumed or an equivalent right substituted by the successor corporation or its parent or subsidiary corporation.

     8. Issuance of shares pursuant to the Plan is subject to the profitability of MTI in the fiscal quarter ended immediately prior to the scheduled pay-out date. In the event that shares are not issued because of a lack of profitability, then the actual pay-out date will be following the first profitable quarter which ends after the initially scheduled pay-out date.

     9. The Plan shall be administered by the Board or a committee thereof. The Board shall have the sole authority and discretion to interpret the provisions of the Plan and to make all determinations necessary or advisable to administer the Plan. The Board's decisions, determinations and interpretations regarding the Plan shall be final and binding upon all Eligible Employees.

     10. The rights granted to Eligible Employees hereunder to acquire shares of MTI Common Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.

     11. The Plan is subject to change or cancellation at any time by the Board.

     12. Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such shares complies with all applicable laws and the requirements of any stock exchange or quotation system upon which the Shares may be listed or quoted.